EXPENSE REIMBURSEMENT AGREEMENT

         Expense Reimbursement Agreement made as of October 31, 2002, between Pioneer Investment Management, Inc. (PIM) and Pioneer High Yield Fund (the "Fund").

         Whereas PIM and the Fund are parties to an Expense Limitation and Reimbursement Agreement, dated February 28, 2001, as amended and restated as of November 1, 2002 (the "Prior Agreement");

          Whereas pursuant to the Prior Agreement, PIM has reduced the expenses of the Fund from February 25, 2000 through October 31, 2002;

         Whereas PIM has determined that the Fund has reached a sufficient size that limiting its expenses is no longer necessary;

         Whereas PIM is not required to limit such expenses after October 31, 2002; and

         Whereas PIM is entitled, subject to certain conditions, to be reimbursed for expenses that it has previously limited in accordance with the terms of the Prior Agreement.

         Now therefore the parties agree as follows:

         SECTION 1. In consideration of the expenses that PIM has previously paid on behalf of the Fund or fees that PIM or its affiliates have earned and have not been imposed in accordance with the terms of the Prior Agreement (the "Prior Expenses"), PIM is entitled to be reimbursed for the Prior Expenses under the Prior Agreement in the following circumstances: If at any future date the total expenses of the Fund attributable to Class A shares are less than 1.00% of average daily net assets, PIM shall be entitled to be reimbursed for Prior Expenses attributable to Class A shares, provided that such reimbursement does not cause the Fund's Class A expenses to exceed 1.00% of average daily net assets. PIM shall also be entitled to reimbursement of the corresponding Prior Expenses attributable to Class B, Class C and Class Y shares. If the Fund's Class A expenses subsequently exceed 1.00% of average daily net assets, the reimbursement of Prior Expenses shall be suspended until the Fund's expenses attributable to Class A shares are again less than 1% of average daily net assets. Each class will reimburse PIM no more than the amount by which that class' expenses were reduced. Notwithstanding anything in this Agreement or the Prior Agreement to the contrary, the Fund shall not reimburse PIM for any Prior Expense more than three (3) years after the Prior Expense was incurred.

         SECTION 2. PIM has elected in accordance with the Prior Agreement to terminate its obligation to limit the Fund's expenses effective October 31, 2002. The Fund acknowledges such termination and PIM's continuing right to reimbursement of the Prior Expenses in accordance with the Prior Agreement.

         SECTION 3. PIM and the Fund will supplement the Fund's prospectuses currently in effect to reflect the terms of this Agreement.

         SECTION 4. It is not intended by PIM or the Fund that the reimbursement agreement in Section 1 shall be an obligation of the Fund unless and until the total expenses of the Fund


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attributable to Class A shares are less than 1.00% of average daily net assets. PIM understands that such total expenses may never be reduced to such level and there is no assurance that the Prior Expenses shall be reimbursed. In addition, PIM shall have the right to terminate this Agreement at any time upon notice to the Fund. The obligations of the Fund under this Agreement terminate on October 31, 2005. This Agreement automatically terminates without obligation by the Fund upon termination of the Management Contract between PIM and the Fund.

         SECTION 5. This Agreement supersedes all prior agreements between the Fund and PIM with respect to expense limitations by PIM and reimbursement by the Fund of Prior Expenses.

         SECTION 6. This Agreement shall be governed by the laws of the State of Delaware.

         In witness whereof, the parties hereto have caused this Agreement to be signed as of the 31st day of October, 2002.


PIONEER HIGH YIELD                                   PIONEER INVESTMENT
FUND                                                 MANAGEMENT, INC.


BY:  /s/ Daniel T. Geraci                            BY:  /s/ Daniel T. Geraci
        Daniel T. Geraci                                     Daniel T. Geraci
        Executive Vice President                             President

























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